Exhibit 99.1

News Release

Contacts:
FormFactor, Inc.	Investor Relations
Ron Foster	Brooke Deterline
Chief Financial Officer	Annie Leschin
(925) 290-4024	(925) 290-4949
IR@FormFactor.com

FormFactor Announces Preliminary Third Quarter Results and
Announces Intention to Restate Historical Financial Statements in
Light of Revised Inventory Valuation Estimates

LIVERMORE, Calif. — November 9, 2007 — FormFactor, Inc. (NASDAQ: FORM), today announced its preliminary financial results for the third quarter of fiscal year 2007, ended September 29, 2007.  Net income for the third quarter of fiscal 2007 is expected to be $22.2 million or $0.45 per share on a fully diluted basis, including $4.1 million or $0.08 per share of stock-based compensation, net of tax.  These results are above the guidance range provided in the Company’s press release on October 24, 2007.

As previously announced, the Company posted quarterly revenue of $125.3 million in the third quarter.  These results compare to revenue of $114.1 million, a 10% increase from the second quarter of fiscal 2007 and $96.8 million, a 29% increase from the third quarter of fiscal 2006. The Company had a cash and marketable securities balance of $537 million as of September 29, 2007.

The Company also announced that it has substantially completed its review of its historical practices with respect to inventory valuation.  That review indicates that during fiscal 2006 and the first half of fiscal 2007 the Company did not consistently follow its accounting policies for determining inventory valuation.  As a result the Board of Directors determined on November 8, 2007 that the Company will restate its financial statements for the fiscal year ended December 30, 2006, for each of the fiscal quarters for that year, and for the fiscal quarters ended March 31 and June 30, 2007.

Based on the work done to date, the Company estimates the effect of the restatement will be to change GAAP net income per share on a fully diluted basis from $1.29 to $1.21 for the fiscal year ended December 30, 2006, from $0.30 to $0.31 for the fiscal quarter ended March 31, 2007, and from $0.38 to $0.43 for the fiscal quarter ended June 30, 2007.  The attached table provides additional detail with respect to the expected effect of the restatement.

The Company’s review indicates that the failure to adhere consistently to Company accounting policies in performing the inventory valuation computations was limited to a small number of employees.  The Audit

Committee of the Board of Directors has determined that senior management was not aware of the noncompliance.  The Company is implementing revised procedures designed to prevent a recurrence of the problem.

The Company is evaluating management’s report on internal controls contained in the Company’s 2006 Form 10-K, and has determined that it is likely that it had a material weakness in internal controls over financial reporting as of December 30, 2006.

As a result of the restatement, the Company’s financial statements for the year ended December 30, 2006 contained in the Company’s 2006 Form 10-K, and the financial statements contained in its Forms 10-Q for the quarters ended March 31, 2007 and June 30, 2007, should no longer be relied upon.  Because of the time necessary to complete the restatement, the Company did not file its third quarter Form 10-Q when due on November 8, 2007.  The Company intends to file amendments to the reports indicated above together with its third quarter fiscal 2007 Form 10-Q later this month.

The Audit Committee of the Board of Directors has discussed these matters with the Company’s independent registered public accountants.

The information contained in this release reflects current estimates that are subject to change.

About FormFactor:
Founded in 1993, FormFactor, Inc. (Nasdaq: FORM) is the leader in advanced wafer probe cards, which are used by semiconductor manufacturers to electrically test integrated circuits, or ICs. The company’s wafer sort, burn-in and device performance testing products move IC testing upstream from post-packaging to the wafer level, enabling semiconductor manufacturers to lower their overall production costs, improve yields, and bring next-generation devices to market. FormFactor is headquartered in Livermore, California with operations in Europe, Asia and North America. For more information, visit the company’s website at www.formfactor.com.

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FormFactor and the FormFactor logo are registered trademarks of FormFactor, Inc.  All other product, trademark, company or service names mentioned herein are the property of their respective owners.

Forward-Looking Statements:
Statements in this press release that are not strictly historical in nature are forward-looking statements within the meaning of the federal securities laws, including statements regarding product development and future growth. These forward-looking statements are based on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties. Actual events or results might differ materially from those in any forward-looking statement due to various factors, including, but not limited to: the timing and results of completion of the Company’s review, including the risk of additional adjustments to the reported amounts provided in this press release for the third quarter and prior periods, and the timing of the completion of the Company’s Form 10-Q for the quarter ended September 29, 2007 and the restatements with respect to prior periods. Additional information concerning factors that could cause actual events or results to differ materially from those in any forward-looking statement is contained in the company’s Form 10-K for the fiscal period ended December 30, 2006 and the Company’s Form 10-Q for the quarterly period ended June 30, 2007, filed with the SEC, and subsequent SEC filings. Copies of the Company’s SEC filings are available at http://investors.formfactor.com/edgar.cfm. The Company assumes no obligation to update the information in this press release, to revise any forward-looking statements or to update the reasons actual results could differ materially from those anticipated in forward-looking statements.

FORMFACTOR, INC.
CONSOLIDATED STATEMENT OF INCOME
(In thousands, except per share data) (Unaudited)
Three Months Ended
September 29, 2007

Revenues	$ 125,291
Cost of revenues	58,609
Gross margin	66,682

Operating expenses:
Research and development	16,219
Selling, general and administrative	23,365
Total operating expenses	39,584
Operating income	27,098

Interest income	5,766
Other income	415
6,181

Income before income taxes	33,279
Provision for income taxes	11,056

Net income	$ 22,223

Net income per share:
Basic	$ 0.46

Diluted	$ 0.45

Weighted-average number of shares
used in per share calculations:

Basic	48,291

Diluted	49,729

Estimated Restatement Comparison

	Fiscal Year Ended December 30, 2006		Three Months Ended March 31, 2007		Three Months Ended June 30, 2007
	As Previously Reported	Restated	As Previously Reported	Restated	As Previously Reported		Restated

	(In thousands, except share and per share data)

Gross Margin	$ 190,978	$ 185,127	$ 53,704	$ 54,283	$ 60,461		$ 64,158
Gross Margin %	51.7%	50.1%	52.5%	53.1%	53.0%		56.2%
Operating income	$ 72,830	$ 66,979	$ 16,674	$ 17,253	$ 23,021		$ 26,719
Operating Margin %	19.7%	18.1%	16.3%	16.9%	20.2%	%	23.4%
Net Income	$ 60,788	$ 57,217	$ 14,832	$ 15,211	$ 18,650		$ 21,105
Net income per share:
Basic	$ 1.35	$ 1.27	$ 0.31	$ 0.32	$ 0.39		$ 0.44
Diluted	$ 1.29	$ 1.21	$ 0.30	$ 0.31	$ 0.38		$ 0.43
Weighted-average number of shares used in per share calculations:
Basic	45,172	45,172	47,384	47,384	47,893		47,893
Diluted	47,193	47,193	49,060	49,060	49,516		49,516